Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces First Quarter Earnings

Mt. Pleasant, S.C., April 11, 2013 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $1,006,000, or $.16 per basic share, for the quarter ended March 31, 2013. This compares to unaudited net income of $1,243,000, or $0.20 per basic share, for the quarter ended March 31, 2012.  The March 31, 2013 income per share is based on 6,148,152 basic average shares compared to 6,114,128 basic average shares for the first quarter of 2012.

“The first quarter’s results reflect an improved net interest margin, decreased levels of nonperforming assets, and an improved deposit mix,” said L. Wayne Pearson, Chairman and Chief Executive Officer.  “The results for this quarter represent the fifth consecutive profitable quarter for our Company since the recession started.”

Net interest income increased $256,000 from $3,177,000 for the first quarter of 2012 to $3,433,000 for the first quarter of 2013.  The Company’s annualized net interest margin improved by 17 basis points to 3.63% for the first quarter of 2013 from 3.46% for the first quarter of 2012, due to the significant reduction in our cost of funds.

Noninterest income decreased to $589,000 for the first quarter of 2013 from $906,000 for the first quarter of 2012, primarily due to $215,000 of securities gains and $124,000 of gains on sales of fixed assets during the first quarter of 2012, compared to no gains from sales of securities or fixed assets during the first quarter of 2013.

Noninterest expense levels increased to $2,961,000 for the quarter ended March 31, 2013 from $2,652,000 for the quarter ended March 31, 2012.  The first quarter of 2012 included the benefit of $736,000 in net gains on sales of other real estate owned compared to only $288,000 for the quarter ended March 31, 2013.

Total assets as of March 31, 2013 were $441.8 million compared to $438.2 million as of December 31, 2012, an increase of 0.8%. Loans, excluding loans held for sale, decreased to $324.2 million, down 1.0% from $327.5 million as of December 31, 2012. Deposits during the same period increased 0.3% to $320.6 million, while other borrowings increased 3.0% to $64.5 million.

The Company’s ratio of nonperforming assets to total assets was 3.90% as of March 31, 2013, compared to 6.71% as of March 31, 2012.  The allowance for loan losses as a percentage of loans was 2.41% as of March 31, 2013, compared to 2.96% as of March 31, 2012.  The allowance for loan losses as a percentage of total nonperforming loans totaled 74.88% as of March 31, 2013, compared to 43.13% as of March 31, 2012.

The subsidiary bank’s capital position as of March 31, 2013 remains substantially in excess of regulatory well-capitalized requirements, with Tier 1 capital to average assets of 10.25%.    “We continue to be encouraged by the future direction of our Company given our capital strength and improvement in core operations,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	March 31	December 31
	2013	2012

Assets
Cash and cash equivalents	$35,097	$21,984
Investments	45,879	48,367
Loans held for sale	776	1,789
Loans	324,172	327,469
Less: Allowance for loan losses	7,807	8,159

Net loans	316,365	319,310
Fixed assets	21,539	21,653
Other assets	22,179	25,118

Total Assets	$441,835	$438,221

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$45,777	$38,797
Interest bearing non-time	128,093	115,245
Time deposits	146,767	165,590

Total deposits	320,637	319,632
Other borrowings	72,066	69,949
Other liabilities	3,555	4,066
Junior subordinated debentures	10,310	10,310

Total liabilities	406,568	403,957

Shareholders' Equity
Common Stock	54,484	54,437
Accumulated deficit	(17,996)	(19,002)
Accumulated other comprehensive loss	(1,221)	(1,171)

Total shareholders' equity	35,267	34,264

Total Liabilities and
Shareholders' equity	$441,835	$438,221

Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

	Quarter Ended
	March 31,	March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$4,201	$4,155
Interest on investments	252	304
Interest on Fed funds sold	6	6

Total interest income	4,459	4,465

Interest expense	1,026	1,288

Net interest income	3,433	3,177
Provision for loan losses	-	100

Net interest after provision	3,433	3,077

Securities gains	-	215
Other noninterest income	589	691

Total noninterest income	589	906

Total operating income	4,022	3,983

Noninterest expense
Salaries and benefits	1,679	1,596
Occupancy and furniture and equipment	753	735
Other expenses	529	321

Total noninterest expense	2,961	2,652

Income before taxes	1,061	1,331
Income tax expense	55	88

Net income	$1,006	$1,243

Basic net income per common share	$0.16	$0.20

Diluted net income per common share	$0.16	$0.20

Average number of common shares
Basic	6,148,152	6,114,128
Diluted	6,148,152	6,114,128

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	March 31, 2013	March 31, 2012
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,433	$3,177
Provision for loan losses	-	100
Noninterest income	589	906
Noninterest expenses	2,961	2,652
Net income	$1,006	$1,243

PER SHARE DATA
Net income per share
Basic	$0.16	$0.20
Diluted	$0.16	$0.20

BALANCE SHEET DATA
Total assets	$441,835	$437,642
Total deposits	320,637	327,768
Total loans (net)	316,365	313,797
Investment securities	45,879	47,177
Other borrowings	72,066	64,500
Junior subordinated debentures	10,310	10,310
Shareholders' equity	35,267	31,807

Average shares outstanding1
Basic	6,148,152	6,114,128
Diluted	6,148,152	6,114,128

Book value per share1	$5.74	$5.20

Key ratios
Return on assets2	0.95%	1.17%
Return on equity2	11.74%	15.97%
Equity to asset ratio	7.98%	7.27%
Nonperforming assets to assets3	3.90%	6.71%
Reserve to loans4	2.41%	2.96%
Reserve to nonperforming loans	74.88%	43.13%
Net interest margin2	3.63%	3.46%

1 Prior period per share amounts adjusted for 15% stock dividend paid during January 2013.
2 Ratios for three months are annualized.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
4 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.